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                                                                   EXHIBIT 99.3


                             FOR IMMEDIATE RELEASE



        HEURISTIC  DEVELOPMENT GROUP, INC AND VIRTUAL COMMUNITIES, INC.
               ANNOUNCE EXECUTION OF DEFINITIVE  MERGER AGREEMENT



LOS ANGELES, CALIFORNIA, June 3, 1999 --



Heuristic Development Group, Inc. ("HDG") (NASDAQ:IFIT) and Virtual Communities, Inc., a privately held developer and publisher of Internet based communities announced today that they have executed a definitive merger agreement.

Founded by President and CEO Avi Moskowitz, VCI currently publishes three sites: Virtual Jerusalem (virtualjerusalem.com), Virtual HolyLand
(virtualholyland.com) and Virtual Ireland (virtualireland.com).   With over
6.2 million page views during April, 1999, Virtual Jerusalem represents the largest aggregated community on the Internet for Jewish and Israel related content. Virtual Jerusalem currently has over 150 agreements with content partners and advertisers and is a portal to over 9,000 Jewish related sites. The Virtual HolyLand site, launched on Christmas Day 1998, is targeted to the 70 million members of the Evangelical Christian Community for whom the Land of the Bible is a constant focus. Virtual Ireland was launched on Saint Patrick's Day 1999 and is designed to appeal to approximately 50 million persons of Irish descent in the U.S. In late February, VCI began to implement its marketing plan which includes a radio, print and television campaign and a keyword agreement with Yahoo!.

Under the terms of the merger agreement, a subsidiary of HDG will merge with VCI in an all stock transaction in which, VCI's stockholders will receive approximately 11.5 million shares of HDG common stock (subject to adjustment), representing approximately 88% of HDG's common stock after the merger (assuming no exercise of either company's warrants or options). HDG's existing common stock and Class A and Class B warrants will remain outstanding. VCI's Board of Directors and management will become the Board of Directors and management of the merged company.

The transaction is expected to close in the third quarter of 1999, subject to certain conditions, including obtaining the approval of HDG's and VCI's stockholders and an opinion from an investment banking firm that the transaction is fair to HDG's stockholders.

Avi Moskowitz, VCI's CEO said, "We are very pleased to have signed the merger agreement with HDG. It is an excellent transaction for our shareholders and provides us with the ability to rapidly execute our business plan.

Added Jonathan Seybold, HDG's Chairman: "We believe that this merger with VCI provides an outstanding opportunity for HDG's shareholders. We are excited about VCI's business model and look forward to receiving shareholder approval to finalize the transaction."

Statements in this release which area not historical facts are "forward looking" statements and "safe harbor statements" under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in HDG's filings with the Securities and Exchange Commission.

Contact : Ted Lanes, CFO Heuristic Development Group  310-378-1749



                                       HDG ACQUISITION SUB, INC.

                                       By:
                                          ------------------------------
                                          Name: Gregory L. Zink
                                          Title: President